Exhibit 99.1

Contact:	John L. Morgan
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

SECOND QUARTER RESULTS

Minneapolis, MN (July 12, 2005) – Winmark Corporation (Nasdaq; WINA) announced today net income for the quarter ended June 25, 2005 of $542,600, or $.08 per share diluted, compared to net income of $726,300, or $.11 per share diluted, in 2004.  For the six months ended June 25, 2005, net income was $1,242,500, or $.19 per share diluted, compared to net income of $2,086,600, or $.32 per share diluted, for the same period last year.

John L. Morgan, Chairman and Chief Executive Officer, stated, “Earnings for the quarter were lower, compared to last year, due to the continued infrastructure expense of our leasing business.  Our franchise business had a good quarter with a modest increase in the store level performance of our franchisees.”

Winmark Corporation provides financial services and develops franchises for retail stores that buy, sell, trade and consign used and new merchandise.  At June 25, 2005, there were 797 franchise and retail stores in operation under the Company’s brands and an additional 40 franchises awarded but not open.  Of the stores in operation, there were 404 Play It Again Sports®, 210 Once Upon A Child®, 142 Plato’s Closet® and 41 Music Go Round® stores.

WINMARK CORPORATION

CONDENSED BALANCE SHEETS

(Unaudited)

	June 25, 2005	December 25, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$6,725,800	$5,983,500
Marketable securities	352,300	1,390,800
Receivables, less allowance for doubtful accounts of $198,200 and $202,000	2,156,600	2,019,800
Inventories	390,600	419,600
Prepaid expenses and other	936,400	654,800
Deferred income taxes	492,600	492,600
Total current assets	11,054,300	10,961,100

Net investment in leasing operations	2,492,200	1,679,700
Long-term investments	11,985,600	10,932,600
Long-term notes receivables, net	25,000	54,400
Property and equipment, net	470,800	293,600
Other assets, net	669,500	654,600
Deferred income taxes	196,400	196,400
	$26,893,800	$24,772,400

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$800,900	$1,063,800
Accrued liabilities	1,600,000	1,299,300
Current deferred revenue	882,900	611,800
Total current liabilities	3,283,800	2,974,900

Long-term deferred revenue	315,300	239,200

Shareholders’ Equity:
Common stock, no par, 10,000,000 shares authorized, 6,110,787 and 5,964,547 shares issued and outstanding	5,700,900	5,186,300
Other comprehensive income	4,900	25,600
Retained earnings	17,588,900	16,346,400

Total shareholders’ equity	23,294,700	21,558,300
	$26,893,800	$24,772,400

WINMARK CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter Ended		Six Months Ended
	June 25, 2005	June 26, 2004	June 25, 2005	June 26, 2004
REVENUE:
Royalties	$4,208,700	$4,002,800	$8,723,100	$8,632,700
Merchandise sales	1,712,000	2,313,500	3,947,600	4,917,500
Franchise fees	225,000	200,100	415,000	392,700
Other	218,100	144,100	422,800	281,300
Total revenue	6,363,800	6,660,500	13,508,500	14,224,200

COST OF MERCHANDISE SOLD	1,400,300	1,956,300	3,320,300	4,108,700

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	3,987,000	3,446,700	8,032,400	6,765,000

Income from operations	976,500	1,257,500	2,155,800	3,350,500

LOSS FROM EQUITY INVESTMENTS	(89,200)	(58,100)	(183,300)	(82,400)

GAIN (LOSS) ON SALE OF INVESTMENTS	(14,800)	(15,400)	6,500	173,800

INTEREST AND OTHER INCOME	84,900	26,500	144,900	103,000

Income before income taxes	957,400	1,210,500	2,123,900	3,544,900

PROVISION FOR INCOME TAXES	(414,800)	(484,200)	(881,400)	(1,458,300)

NET INCOME	$542,600	$726,300	$1,242,500	$2,086,600

EARNINGS PER SHARE – BASIC	$.09	$.12	$.21	$.36

WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC	6,097,003	5,873,719	6,030,909	5,789,463

EARNINGS PER SHARE – DILUTED	$.08	$.11	$.19	$.32

WEIGHTED AVERAGE SHARES OUTSTANDING – DILUTED	6,516,921	6,548,548	6,471,219	6,444,967